Exhibit 99.1

For immediate release	For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
FIRST QUARTER EARNINGS UP 14.8 PERCENT
ABILENE, Texas, April 17, 2008 – First Financial Bankshares, Inc. today reported earnings for the first quarter of 2008 of $13.16 million, up 14.8 percent from $11.46 million in the same quarter last year. Basic earnings per share increased 14.5 percent to $0.63 in the first quarter of 2008, compared with $0.55 in the same period last year.
Net interest income for the first quarter of 2008 increased 12.3 percent to $29.83 million compared with $26.57 million in the same quarter last year. The net interest margin, on a taxable equivalent basis, rose to 4.58 percent for the first quarter of 2008 compared with 4.38 percent in the same period a year ago and 4.50 percent for the quarter ended December 31, 2007. These favorable changes resulted primarily from increased loan volume and management of deposit rates as interest rates declined 300 basis points over the past six months. The provision for loan losses was $1.07 million in the first quarter of 2008, up from $242,000 in the same quarter last year reflective of the growth in loans and the Company’s concern for a slowing national economy. Non-performing assets as a percentage of loans and foreclosed assets totaled 38 basis points at March 31, 2008, compared with 31 basis points at December 31, 2007, and 55 basis points at March 31, 2007.
Noninterest income in the first quarter of 2008 was $12.31 million compared with $10.92 million in the same quarter a year earlier. Trust fees increased 12.8 percent to $2.37 million compared with $2.10 million in the first quarter last year. Service charges on deposit accounts increased 7.5 percent to $5.53 million compared with $5.14 million a year ago. Real estate mortgage fees decreased 18.1 percent to $605,000 from $738,000 in the same quarter last year. ATM and credit card fees increased 18.2 percent to $2.03 million from $1.72 million a year ago, indicative of continued increased use of debit cards.
Noninterest expense increased 8.6 percent in the first quarter of 2008 to $22.66 million from $20.87 million in the same quarter last year, due in part to higher salaries from annual pay raises and increased profit sharing and healthcare expenses. The Company’s efficiency ratio in the first quarter improved to 51.86 percent compared with 53.89 percent in the same quarter a year ago.
“We are pleased we were able to improve our net interest margin and report another quarter of increased earnings, especially in light of the Federal Reserve Board’s dramatic reduction in interest rates and the slowing economy,” said F. Scott Dueser, President and

Chief Executive Officer. “We were prepared for the Federal Reserve to reduce rates over the last six months; however, it will be difficult to compensate for future rate cuts. We will continue to work hard to maintain healthy margins and manage the Company prudently and cautiously given the current economic environment.”
As of March 31, 2008, consolidated assets for the Company totaled $3.06 billion compared with $2.87 billion a year ago. Loans totaled $1.54 billion at quarter end, compared with loans of $1.41 billion a year ago. Total deposits were $2.50 billion as of March 31, 2008, compared with $2.43 billion a year earlier. Noninterest-bearing deposits grew $59.8 million from a year ago. Shareholders’ equity rose to $351.8 million as of March 31, 2008, compared with $308.2 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 47 locations in Texas. The bank subsidiaries are First Financial Bank, N.A., Abilene, Albany, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; First Financial Bank, N.A., Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Bridgeport, Boyd, Decatur, Keller and Trophy Club; First Financial Bank, N.A., Stephenville, Granbury, Glen Rose and Acton; First Financial Bank, N.A., Sweetwater, Roby and Trent; and Weatherford National Bank, Weatherford, Willow Park, Aledo and Brock. The Company also operates First Financial Trust and Asset Management Company, N.A., with five locations and First Technology Services, Inc., a technology operating company.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	March 31,
	2008	2007
ASSETS:
Cash and due from banks	$138,118	$110,006
Fed funds sold	114,950	109,110
Investment securities	1,127,394	1,097,959
Loans	1,535,890	1,406,867
Allowance for loan losses	(18,377)	(16,458)

Net loans	1,517,513	1,390,409
Premises and equipment	63,187	59,855
Goodwill	62,113	62,113
Other intangible assets	2,784	4,206
Other assets	35,877	36,788

Total assets	$3,061,936	$2,870,446

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$717,547	$657,786
Interest-bearing deposits	1,787,135	1,768,057

Total deposits	2,504,682	2,425,843
Short-term borrowings	163,122	111,614
Other liabilities	42,373	24,780
Shareholders’ equity	351,759	308,209

Total liabilities and shareholders’ equity	$3,061,936	$2,870,446

	Three Months Ended
	March 31,
	2008	2007
INCOME STATEMENTS
Interest income	$41,746	$41,072
Interest expense	11,917	14,499

Net interest income	29,829	26,573
Provision for loan losses	1,068	242

Net interest income after provision for loan losses	28,761	26,331
Noninterest income	12,312	10,920
Noninterest expense	22,661	20,867

Net income before income taxes	18,412	16,384
Income tax expense	5,250	4,922

Net income	$13,162	$11,462

PER COMMON SHARE DATA

Net income — basic	$0.63	$0.55
Net income — diluted	0.63	0.55
Cash dividends	0.32	0.30
Book value	16.93	14.85
Market value	40.98	41.82
Shares outstanding — end of period	20,782,926	20,754,796
Average outstanding shares — basic	20,773,940	20,747,188
Average outstanding shares — diluted	20,801,221	20,796,236

PERFORMANCE RATIOS
Return on average assets	1.75%	1.64%
Return on average equity	15.42	15.42
Net interest margin (tax equivalent)	4.58	4.38
Efficiency ratio	51.86	53.89

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2008	2007
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$17,462	$16,728	$16,425	$16,458	$16,201
Loans charged off	(288)	(803)	(342)	(505)	(147)
Loan recoveries	135	160	170	234	162

Net (charge-offs) recoveries	(153)	(643)	(172)	(271)	15
Provision for loan losses	1,068	1,377	475	238	242

Balance at end of period	$18,377	$17,462	$16,728	$16,425	$16,458

Allowance for loan losses / period-end loans	1.20%	1.14%	1.15%	1.18%	1.17%
Allowance for loan losses / nonperforming loans	465.0	541.5	395.6	387.4	226.5
Net charge-offs (recoveries) / average loans (annualized)	0.04	0.17	0.05	0.08	0.00

NONPERFORMING ASSETS
Nonaccrual loans	$3,933	$3,189	$4,023	$4,179	$6,338
Accruing loans 90 days past due	19	36	206	61	928

Total nonperforming loans	3,952	3,225	4,229	4,240	7,266
Foreclosed assets	1,908	1,506	2,594	2,174	434

Total nonperforming assets	$5,860	$4,731	$6,823	$6,414	$7,700

As a % of loans and foreclosed assets	0.38%	0.31%	0.47%	0.46%	0.55%

CAPITAL RATIOS
Tier 1 Risk-based	15.08%	14.65%	14.81%	14.85%	14.71%
Total Risk-based	16.09	15.62	15.76	15.81	15.69
Tier 1 Leverage	9.34	9.23	9.31	9.05	8.89
Equity to assets	11.49	10.93	11.12	10.75	10.74

	Three Months Ended
	March 31,
	2008	2007
NONINTEREST INCOME
Gain on sale of student loans, net	$283	$163
Gain on securities transactions, net	393	85
Trust fees	2,369	2,100
Service charges on deposits	5,525	5,139
Real estate mortgage fees	605	738
Net gain (loss) on sale of foreclosed assets	104	12
ATM and credit card fees	2,032	1,718
Other noninterest income	1,001	965

Total Noninterest Income	$12,312	$10,920

NONINTEREST EXPENSE
Salaries and employee benefits	$12,548	$11,439
Net occupancy expense	1,591	1,409
Equipment expense	1,847	1,745
Printing, stationery and supplies	510	472
ATM and credit card expenses	1,000	929
Audit fees	262	249
Legal, tax and professional fees	743	673
Correspondent bank service charges	265	326
Advertising and public relations	642	559
Amortization of intangible assets	311	383
Other noninterest expense	2,942	2,683

Total Noninterest Expense	$22,661	$20,867

TAX EQUIVALENT YIELD ADJUSTMENT	$1,555	$1,227

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	March 31, 2008
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest-earning assets:
Fed funds sold	$112,829	$850	3.03%
Interest-bearing deposits in nonaffiliated banks	2,088	20	3.79%
Taxable securities	784,529	9,118	4.65%
Tax exempt securities	320,483	4,821	6.02%
Loans	1,535,143	28,492	7.46%

Total interest earning assets	2,755,072	43,301	6.32%
Noninterest earning assets	261,332

Total assets	$3,016,404

Interest-bearing liabilities:
Deposits	$1,795,823	$11,088	2.48%
Fed funds purchased and other short term borrowings	164,269	829	2.03%

Total interest-bearing liabilities	1,960,092	11,917	2.45%

Noninterest-bearing liabilities	712,946
Shareholders’ equity	343,366

Total liabilities and shareholders’ equity	$3,016,404

Net interest income and margin (tax equivalent)		$31,384	4.58%